EXHIBIT 10.5

2008

BB&T CORPORATION

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Performance Unit Award Agreement

Name of Participant:	<<First Name>> <<MI>> <<Last Name>>
Grant Date:	______________, 2008
Performance Period:	January 1, 2008 through December 31, 2010

THIS AGREEMENT (the “Agreement”), made effective as of ___________, 2008 (the “Grant Date”), between BB&T CORPORATION, a North Carolina corporation (“BB&T”), and <<First Name>> <<MI>> <<Last Name>>, an Employee (the “Participant”);

RECITALS:

BB&T desires to carry out the purposes of the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant a long-term incentive compensation opportunity as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Incorporation of Plan. The rights and duties of BB&T and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2. Performance Award. Subject to the terms of this Agreement and the Plan, BB&T hereby grants the Participant a long-term incentive compensation opportunity relating to Performance Units (the “Award”) in accordance with the following provisions:

(a) Performance Period. The performance period (“Performance Period”) for the Award shall be January 1, 2008 through December 31, 2010.

(b) Partial Performance Period.

(i)

Involuntary Termination Without Cause, Death, Disability and Retirement. If the Participant ceases to be a Participant in the Plan during the Performance Period due to the Participant’s termination of employment (A) involuntarily by the Company and its Affiliates without Cause, or (B) due to death, or Disability, or Retirement, the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement, solely upon the

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attainment of at least the Threshold Level of Performance as provided in Section 2(c) herein, and prorated to reflect such Participant’s actual number of full months of employment during the Performance Period. A termination shall be for “Cause” if the termination of the Participant’s employment by the Company and its Affiliates is on account of the Participant’s (x) dishonesty, theft or embezzlement; (y) refusal or failure to perform the Participant’s assigned duties for BB&T or an Affiliate in a satisfactory manner; or (z) engaging in any conduct that could be materially damaging to BB&T or its Affiliates without a reasonable good faith belief that such conduct was in the best interest of BB&T or any of its Affiliates. The determination of whether termination is for Cause shall be made by the Administrator (or its designee, to the extent permitted under the Plan), and its determination shall be final and conclusive.

(ii)	Change of Control. If, while the Participant is an Employee, there is a Change of Control during the Performance Period, the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement at one hundred percent (100%) of the Participant’s Target with the Target Level of Achievement being deemed attained for the Performance Period as of the Change of Control and prorated to reflect such Participant’s actual number of full months of participation during the Performance Period through the date of the Change of Control.

(iii)

(1) For purposes of Section 2(b)(ii) above, a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (A) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of BB&T and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing thirty percent (30%) or more of the combined voting power of BB&T’s then outstanding securities; or (B) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Performance Period of the Award constituted BB&T’s Board, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing

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Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (C) the date the shareholders of BB&T approve an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets within the meaning of Section 409A; or (D) the date that any one person, or more than one person acting as a group, acquires ownership of stock of BB&T that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of BB&T within the meaning of Section 409A.

(2) Notwithstanding Section 2(b)(iii)(1) above, the term “Change of Control” shall not include any event that is a “Merger of Equals.” For purposes of the Plan and this Agreement, the term “Merger of Equals” means any event that would otherwise qualify as a Change of Control if the event (including, if applicable, the terms and conditions of the related agreements, exhibits, annexes, and similar documents) satisfies all of the following conditions as of the date of such event: (A) the Board of BB&T or, if applicable, a majority of the Continuing Directors has, prior to the change in control event, approved the event; (B) at least fifty percent (50%) of the common stock of the surviving corporation outstanding immediately after consummation of the event, together with at least fifty percent (50%) of the voting securities representing at least fifty percent (50%) of the combined voting power of all voting securities of the surviving corporation outstanding immediately after the event shall be owned, directly or indirectly, by the persons who were the owners, directly or indirectly, of the common stock and voting securities of BB&T immediately before the consummation of such event in substantially the same proportions as their respective direct or indirect ownership immediately before such event of the common stock and voting securities of BB&T, respectively; (C) at least fifty percent (50%) of the directors of the surviving corporation immediately after the event shall be composed of directors who were Directors or Continuing Directors immediately before the event; and (D) the person who was the Chief Executive Officer (“CEO”) of BB&T immediately before the event shall be the CEO of the surviving corporation immediately after the event. If a transaction constitutes a Merger of Equals, then, notwithstanding the provisions of Section 2(b)(iii)(1) above, the vesting of the Award will not be accelerated due to the Merger of Equals, but the Award shall instead continue to vest, if at all, in accordance with the provisions of Sections 2, 3 and 4 herein.

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(c) Performance Measures for Award. The pre-established three- (3-) year Performance Period’s Performance Measure shall be applicable to the Award, and the Participant’s targeted percentage (“Target %”) and potential projected cash payout to the Participant, based upon the Level of Achievement, are as follows:

(i)	Performance Measure: cash basis return on shareholders’ equity (“ROE”).

(ii)	For purposes of the Award, there shall be levels of achievement (“Levels of Achievement”), including, threshold (“Threshold”), target (“Target”), and maximum (“Maximum”) (the Threshold Level of Achievement shall be a ROE of 16.26% for the Performance Period; the Target Level of Achievement shall be a ROE 19.10% for the Performance Period; and the Maximum Level of Achievement shall be a ROE of 25.12% for the Performance Period). The Levels of Achievement range from the Threshold Level of Achievement to the Maximum Level of Achievement as illustrated in the Level of Achievement Chart attached hereto as Exhibit A and made a part hereof. Levels of Achievement between a ROE of 16.26% and a ROE of 25.12% that are not listed on the Level of Achievement Chart, are interpolated by the Administrator in .01% increments.

(iii)	For avoidance of doubt in the interpretation of the Level of Achievement Chart, there will not be an Award payout if the Threshold Level of Achievement is not attained for the Performance Period. If the Threshold Level of Achievement is attained for the Performance Period, the Award payout to the Participant will be one-fourth (i.e., 25 percent) of the amount of the Award payout that would have been made to the Participant if the Target Level of Achievement had been attained. If the Maximum Level of Achievement is attained for the Performance Period, the Award payout to the Participant will be two (2) times (i.e., 200 percent) the amount of the Award payout that would have been made to the Participant if only the Target Level of Achievement had been attained.

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(iv)	The projected Award payout to the Participant, if either the Target Level of Achievement or if the Maximum Level of Achievement is attained for the Performance Period, is summarized in the following chart (with certain assumptions concerning the Participant’s base salary for 2008, 2009, and 2010):

2008 Base Salary[1]	2009 Base Salary[1]		2010 Base Salary[1]		Target %		Target Payout (if Target Level of Achievement Attained)[2]			Maximum Payout (if Maximum Level of Achievement is Attained)[2]			Performance Units[3]
$________	$	________	$	________	_______	%	$	____________	[4]	$	____________	[4]	__________

3. Vesting of Award. Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Sections 2, 4 and 5 herein), the Award shall be 100% vested and earned on January 1, 2011, following the December 31, 2010 expiration of the Performance Period. The Administrator has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.

4. Forfeiture of Award. Except as may be otherwise provided in the Plan or in this Agreement, in the event that the employment of the Participant with BB&T or an Affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award, to the extent not vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the shares of Common Stock underlying the Award. The Administrator (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date.

5. Award Payout.

(a) The Award and the number of Performance Units that the Award represents shall, if at least the Threshold Level of Performance is met, be payable, and paid, in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion.

(b) Award payout shall, upon vesting of the Award, be made to the Participant (or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries) in a lump sum within ninety (90) calendar days after the end of the Performance Period or, if a Change of Control occurs during the Performance Period, payment shall be made in a lump sum within ninety (90) calendar days following a Change of Control. Notwithstanding the foregoing, if the Participant is or may be a Specified Employee, a distribution due to Separation from Service may not be made until within the thirty- (30-) day period commencing with the first day

[1]	Solely for illustration purposes, projections assume certain salary increases on April 1st of each year.

[2]	The projected payouts will change based upon the Participant’s actual base salary for 2008, 2009, and 2010.

[3]	Performance Unit calculation is based upon a grant price of $ ____________ for projected Award purposes only.

[4]

Pursuant to the terms of the Plan, in the Administrator’s discretion Performance Awards may be payable in cash, in shares of Common Stock, or in a combination of both. For projection purposes only, cash amounts are used.

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of the seventh month following the month of Separation from Service, or, if earlier, the date of death of the Participant (with all such payments that otherwise would have been made during such six-month period to be made during the seventh month following Separation from Service), in each case except as may be otherwise permitted under Section 409A.

6. No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of BB&T or an Affiliate or affect in any way with the right of BB&T or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award shall terminate upon termination of the employment or service of the Participant with BB&T or an Affiliate. The grant of the Award does not create any obligation on the part of BB&T or an Affiliate to grant any further awards. So long as the Participant shall continue to be an Employee of BB&T or an Affiliate, the Award shall not be affected by any change in the duties or position of the Participant.

7. Nontransferability of Award and Shares. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer.

8. Superseding Agreement: Binding Effect. This Agreement supersedes any statements, representations or agreements of BB&T with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and BB&T, including, but not limited to, any restrictive covenants contained in such agreements.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

10. Amendment and Termination, Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by BB&T of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

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11. Withholding; Tax Matters.

(a) BB&T shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award. Prior to the delivery or transfer of any certificate for shares of Common Stock or any other benefit conferred under the Plan, BB&T shall require the Participant to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to the Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from the shares of Common Stock to which the recipient is entitled. The number of shares of Common Stock to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

(b) BB&T has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on BB&T or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that BB&T has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

12. Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement are final and binding on the parties hereto.

13. Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of BB&T, to its Human Systems Division, 200 West Second Street (27101), PO Box 1215, Winston-Salem, NC 27102, attention: Human Systems Division Manager, and in the case of the Participant, to the last known address of the Participant as reflected in BB&T’s records.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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15. Compliance with Laws, Restrictions on Award and Shares of Common Stock. BB&T may impose such restrictions on the Award and the shares of Common Stock or other benefits underlying the Award or relating to the payout of the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or shares of Common Stock. Notwithstanding any other provision in the Plan or the Agreement to the contrary, BB&T shall not be obligated to issue, deliver or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of Securities Act). BB&T may cause a restrictive legend or legends to be placed on any certificate for shares of Common Stock issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

16. Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and BB&T and its successors and assigns.

17. Counterparts, Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Right of Offset. Notwithstanding any other provision of the Plan or the Agreement, BB&T may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to BB&T or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.

19. Adjustment of Awards upon Occurrence of Certain Unusual or Nonrecurring Events. The Administrator shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been executed in behalf of BB&T and by the Participant effective as of the day and year first above written.

BB&T CORPORATION

By:

PARTICIPANT

<<First Name>> <<MI>> <<Last Name>>